Exhibit 99

For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Eric Boyriven
	Joan R. Riley	FD
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2007 FOURTH QUARTER RESULTS

•                  EPS of $0.28 for the fourth quarter vs. a loss of $1.03 the prior year

•                  Fourth quarter operating profit increases to $5.2 million vs. an operating loss of $12.9 million last year

•                  International sales increase 16%

CHICAGO, IL, August 9, 2007 – Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal 2007 fourth quarter and full year ended June 30, 2007.

For the fiscal 2007 fourth quarter, net sales were $41,687,000 compared to net sales of $45,087,000 in the fourth quarter of fiscal 2006.  The Company noted that its decline in sales for the quarter was due to its restructuring initiatives completed during the second quarter.  Operating profit for the fourth quarter of fiscal 2007 was $5,157,000 compared to an operating loss of $12,865,000 in the fourth quarter of fiscal 2006.  Net earnings for the fourth quarter of fiscal 2007 was $2,529,000, or $0.28 per diluted share, compared to a net loss of $9,117,000, or $1.03 per diluted share, in the fourth quarter of fiscal 2006.

There were no special items recorded in the fourth quarter of 2007.  Special items included in the Company’s fiscal 2006 fourth quarter results were a gain of $2,685,000 related to a settlement of claims with the seller of U.S. Traffic and $846,000 related to a gain on sales of assets.  Also included in the 2006 fourth quarter were restructuring charges of $5,775,000 and a non-cash asset impairment charge of $13,374,000, both related to restructuring initiatives within the Company’s Intersection Control business.  Excluding the above-mentioned items, operating profit for the 2007 fourth quarter of $5,157,000, or a 12% operating margin, would compare to an operating profit of $2,753,000, or a 6% operating margin, in the same period of fiscal 2006.  Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

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For the full year, net sales in fiscal 2007 were $137,478,000 compared with $161,134,000 in fiscal 2006.  The Company reported an operating loss of $1,323,000 in fiscal 2007 compared with an operating loss of $10,928,000 in fiscal 2006.  The net loss in fiscal 2007 was $3,579,000, or $0.40 per diluted share, compared with a net loss of $10,102,000, or $1.14 per diluted share, last year.

The Company’s results for fiscal 2007 include a gain on the sale of assets of $1,191,000, restructuring costs of $7,655,000 and inventory write-offs of $3,620,000 related to the discontinuation of certain product lines.  The Company’s results for fiscal 2006 included a gain of $2,975,000 resulting from the settlement of claims with the sellers of Peek Traffic and U.S. Traffic Corporation, a gain on the sale of assets of $846,000, restructuring costs of $5,775,000 and an asset impairment charge of $13,374,000 in the Intersection Control segment.  Excluding the above-mentioned items, the Company would have reported operating profit in fiscal 2007 of $8,761,000, or a 6% operating margin, compared to operating profit of $4,400,000, or a 3% operating margin, in fiscal 2006.  Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “Results for the fourth quarter reflect the strong fundamental improvement in our business.  Sales in our Protect and Direct segment increased 7% aided by a strong 45% increase in international sales.  In our Inform segment, sales increased 9% despite the sale of the weather forecasting services business late last year. Adjusting for this transaction, sales for the Inform segment rose 14%, driven by increased sales of traffic sensing and highway advisory radio products.  Sales within our Intersection Control segment for the fourth quarter of 2007 declined in part due to the discontinuation of product lines related to our restructuring initiative in this segment.  With the improvements to our cost structure, we saw strong improvement in our gross margin increasing to 37.8% for the fourth quarter from 32.9% last year.  Our operating margin increased to 12% driven by an impressive 24% operating margin in our Protect and Direct segment.  Overall, we are very pleased with our performance in the quarter.”

Mr. Jezuit continued, “International sales finished on a strong note, increasing 16% during the fourth quarter, leading to another record year for our international business.  Our international sales performance in the fourth quarter was primarily driven by strong sales in the Asia-Pacific region.  We expect the growth we’ve seen in our international business to continue as we pursue emerging markets that increasingly recognize the importance of our safety devices on their highways.  Our recently formed company in China, Quixote (Beijing) Co., Ltd., is an example of the important investments we are making to continue to capitalize on sales opportunities internationally.”

Mr. Jezuit concluded, “We are pleased with the progress we have made during the year in improving our operating efficiency and lowering our overall cost structure.  During the year, we achieved record sales in both our Protect and Direct and Inform segments.  Our operating margins also improved across all segments in part due to our strong operating leverage and enhanced cost structure.  Given our history as a late-stage beneficiary of industry spending, we believe that we have made the right investments in our business to position us well for further improvements in growth and profitability in fiscal 2008.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, August 9, 2007, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2006, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(4 Tables to Follow)

QUIXOTE CORPORATION REPORTS FISCAL 2007 FOURTH QUARTER RESULTS

Quixote Corporation
Earnings Summary

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006

Net sales	$41,687,000	$45,087,000	$137,478,000	$161,134,000
Cost of sales	25,941,000	30,258,000	92,046,000	113,095,000

Gross profit	15,746,000	14,829,000	45,432,000	48,039,000

Operating expenses:
Selling & administrative	9,264,000	10,545,000	35, 117,000	37,681,000
Research & development	1,325,000	1,531,000	5,174,000	5,958,000
Gain on legal settlements		(2,685,000)		(2,975,000)
Gain on sale of assets		(846,000)	(1,191,000)	(846,000)
Restructuring costs		5,775,000	7,655,000	5,775,000
Asset impairment charge		13,374,000		13,374,000
	10,589,000	27,694,000	46,755,000	58,967,000

Operating profit (loss)	5,157,000	(12,865,000)	(1,323,000)	(10,928,000)

Other income (expense):
Interest income	2,000	61,000	19,000	62,000
Interest expense	(1,089,000)	(1,181,000)	(4,478,000)	(4,708,000)
	(1,087,000)	(1,120,000)	(4,459,000)	(4,646,000)

Earnings (loss) before income taxes	4,070,000	(13,985,000)	(5,782,000)	(15,574,000)
Income tax provision (benefit)	1,541,000	(4,868,000)	(2,203,000)	(5,472,000)

Net earnings (loss)	$2,529,000	$(9,117,000)	$(3,579,000)	$(10,102,000)

Per share data - basic:
Net earnings (loss)	$0.28	$(1.03)	$(0.40)	$(1.14)
Average common shares outstanding	9,022,978	8,877,405	8,945,855	8,850,884

Per share data - diluted:
Net earnings (loss)	$0.28	$(1.03)	$(0.40)	$(1.14)
Average diluted common shares outstanding	9,093,378	8,877,405	8,945,855	8,850,884

Quixote Corporation
Balance Sheet

(Unaudited)

	As of June 30,	As of June 30,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$674,000	$869,000
Accounts receivable, net	31,415,000	36,481,000
Inventories, net	25,591,000	25,465,000
Other current assets	6,569,000	5,014,000
	64,249,000	67,829,000

Property, plant and equipment, net	17,660,000	19,535,000
Intangible assets and other, net	37,465,000	37,839,000
	$119,374,000	$125,203,000

Liabilities and Shareholders’ Equity
Current liabilities	$26,121,000	$24,048,000
Long-term debt, net	47,000,000	51,122,000
Other long-term liabilities	1,045,000	1,087,000
Shareholders’ equity	45,208,000	48,946,000
	$119,374,000	$125,203,000

Quixote Corporation
Other Information

(Unaudited)

	Year Ended June 30,
	2007	2006

Depreciation and amortization expense	$5,200,000	$6,400,000
Capital expenditures	$2,500,000	$3,000,000

Quixote Corporation

Reconciliation of GAAP to Non-GAAP Measurements

(Unaudited)

		Three Months Ended June 30,		Twelve Months Ended June 30,
		2007	2006	2007	2006

Operating profit (loss)		$5,157,000	$(12,865,000)	$(1,323,000)	$(10,928,000)
Subtract:	Gain on sale of assets		(846,000)	(1,191,000)	(846,000)
	Gain on legal settlements		(2,685,000)		(2,975,000)
Add:	Restructuring costs		5,775,000	7,655,000	5,775,000
	Inventory write-offs in Cost of Sales			3,620,000
	Asset impairment charge		13,374,000		13,374,000
Operating profit excluding gains, restructuring costs and inventory write-offs (a)		$5,157,000	$2,753,000	$8,761,000	$4,400,000

(a)  The company believes that the sale of assets, gain on legal settlements, restructuring costs and asset impairment charge affect the comparability of the results of operations of the 2007 fourth quarter and fiscal year to the results of operations for the 2006 fourth quarter and fiscal year.  The company also believes that disclosing operating income excluding those items will allow investors to more easily compare the 2007 fourth quarter and fiscal year results to the 2006 fourth quarter and fiscal year results.

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